As filed with the Securities and Exchange Commission on July 17, 2008

Registration No. 333-63046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________

FINANCIAL INDUSTRIES CORPORATION

(Exact name of registrant as specified in its charter)

___________

Texas	74-2126975
(State of Incorporation)	(I.R.S. Employer Identification No.)

6500 River Place Boulevard, Building I

Austin, Texas 78730

(512) 404-5000

(Address of principal executive offices)(Zip code)

____________

INTERCONTINENTAL LIFE CORPORATION 1999 STOCK OPTION PLAN

(Full title of plan)

___________

William B. Prouty

Chief Executive Officer

Financial Industries Corporation

6500 River Place Boulevard, Building I

Austin, Texas 78730

(512) 404-5000

(Name, address and telephone number of registrant’s agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐

Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if smaller reporting company)

Smaller reporting company ☐

EXPLANATORY STATEMENT: DEREGISTRATION OF SECURITIES

On June 14, 2001, Financial Industries Corporation ("Corporation") filed a registration statement on Form S-8 (File Number 333-63046) (the "Registration Statement"), which registered 794,200 shares of common stock of the Corporation, par value $0.20 per share (the "Common Stock"), to be offered under the InterContinental Life Corporation 1999 Stock Option Plan (the "Plan").

On July 17, 2008 (the "Closing Date"), in accordance with the Agreement and Plan of Merger dated January 14, 2008, as amended, among the Corporation, Americo Life, Inc., a Missouri corporation ("Americo") and Americo Acquisition Corp., a Texas corporation ("Merger Sub"), the Merger Sub merged with and into the Corporation (the "Merger"). Pursuant to the Merger, the existence of Merger Sub ceased, and the Corporation survived the Merger as an indirect wholly owned subsidiary of Americo. The Corporation plans to file with the Securities and Exchange Commission a Certification and Notice of Termination and Suspension on Form 15 regarding the Common Stock.

As a result of the Merger, the Corporation has terminated all offerings of the Common Stock under the Registration Statement. Therefore, pursuant to the undertaking found in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Corporation is filing this Post Effective Amendment No. 1 to the Registration Statement to deregister all of the Common Stock under the Plan that remains unsold as of the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on this 17th day of July, 2008.

FINANCIAL INDUSTRIES CORPORATION

By: /s/ William B. Prouty
Name: William B. Prouty
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of July 17, 2008.

/s/ William B. Prouty	/s/ David Hopkins
William B. Prouty Chief Executive Officer (Principal Executive Officer)	David Hopkins Senior Vice President and Controller (Principal Financial and Accounting Officer)
/s/ R. Keith Long	/s/ Richard H. Gudeman
R. Keith Long Chairman	Richard H. Gudeman Director
/s/ John Barnett	/s/ Kenneth Shifrin
John Barnett Director	Kenneth Shifrin Director
/s/ Robert A. Nikels	/s/ Lonnie Steffen
Robert A. Nikels Director	Lonnie Steffen Director
/s/ Eugene Woznicki	/s/ Patrick E. Falconio
Eugene Woznicki Director	Patrick E. Falconio Director